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                                                                     EXHIBIT 5.1

                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                               650 Page Mill Road
                        Palo Alto, California 94304-1050
                  Telephone 650-493-9300 Facsimile 650-493-6811

                                August 11, 2003

Catapult Communications Corporation
160 South Whisman Road
Mountain View, California 94041

         Re:      Registration Statement on Form S-8

Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 12, 2003 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,000,000 of your Common Stock, $0.001 par value per share, (the "Shares") which may be issued pursuant to your 1998 Stock Plan;

         As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the 1998 Stock Plan.

         It is our opinion that, when issued and sold in the manner described in the 1998 Stock Plan and pursuant to the agreements that accompany each grant under the 1998 Stock Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                            Very truly yours,

                                            WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation

                                            /s/ Wilson Sonsini Goodrich & Rosati